Exhibit 1

From:	Arcadium Lithium Communications
To:	Arcadium Lithium Communications
Bcc:	dl-AllArcadiumLithiumStaff
Subject:	Arcadium Lithium to be Acquired by Rio Tinto
Date:	Wednesday, October 9, 2024 2:09:41 AM
Attachments:	Employee FAQ_9Oct2024.pdf
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Confidential – Internal Company Communication

From: Paul Graves

To: All Arcadium Lithium Employees Worldwide

Arcadium Lithium to be Acquired by Rio Tinto

Dear Colleagues,

I have important news to share with you regarding our discussions with Rio Tinto.

Today, we announced that Arcadium Lithium has entered into a definitive agreement to be acquired by Rio Tinto. Rio Tinto has provided our shareholders with a compelling all-cash offer that reflects a full and fair long-term value for our business.

Our agreement with Rio Tinto demonstrates the value in what we have built over many years at Arcadium Lithium and its predecessor companies, and I am confident it is the best path forward for our company. It will give us the opportunity to accelerate and expand our growth strategy for the benefit of our customers, our communities, and for you, our employees.

By combining with Rio Tinto, we will be joining forces with one of the largest and most successful mining and metals companies in the world, with more than 150 years of mining and processing experience, a strong balance sheet, operations in 35 countries (including in locations near many of our operations and projects) and a shared commitment to supporting the clean energy transition.

This is an exciting time for all of us at Arcadium Lithium. Our hard work and commitment have positioned us for this incredible opportunity, and joining Rio Tinto opens new possibilities for growth and innovation. At the same time, as I wrote earlier this week, I recognize that developments like this are distracting and can create a range of emotions. Please remain focused on continuing to serve our customers and executing on our Q4 priorities. Most importantly, maintain our commitment to the highest ethical business practices and don’t lose sight of safety. We must continue to perform at our best.

Timing and Next Steps

We have begun the process of notifying customers, suppliers and other external stakeholders. Please keep in mind that we are still in the early stages of the transaction process.

The transaction is expected to close in mid-2025, subject to shareholder and regulatory approvals, as well as customary closing conditions. Until then, we will continue to operate as separate, independent companies. No integration activities will commence until the deal closes.

Invitation to Global Town Hall Today

I invite you to join an all-employee global town hall today at 8:30 AM ET (New York City) / 9:30 AM ART (Buenos Aires) / 1:30 PM BST (London) / 8:30 PM AWST (Perth) so I can provide more details and answer your questions. A calendar invitation will follow with meeting details, and I will host additional town halls, as needed, to accommodate those in different time zones.

Please feel free to submit questions in advance to communications@arcadiumlithium.com.

More Information About the Transaction

For more information about the acquisition, please refer to today’s joint press release, as well as the attached FAQ document. You can access additional resources and learn more at www.RioTintoAndArcadium.com.

While we may not have all the answers yet, we will keep you informed of upcoming milestones and key decisions.

If you receive any inquiries from the media or any outside party regarding the announcement, please direct them to Karen.Vizental@arcadiumlithium.com or George.Thomas@arcadiumlithium.com.

I want to thank each of you for your contributions to our success. Together, we will continue to lead the way in the lithium industry and support the global transition to a sustainable future.

For each other…for our stakeholders…for the future.

Sincerely,

Paul

Paul Graves

President and CEO

Additional Information and Where to Find It

In connection with the transaction, Arcadium Lithium plc (“Arcadium”) plans to file with the United States Securities and Exchange Commission (the “SEC”) a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that Arcadium may file with the SEC and send to its shareholders in connection with the transaction. Before making any voting decision, Arcadium’s shareholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available, because they will contain important information about Arcadium and the transaction.

Arcadium’s shareholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Arcadium, free of charge, at the SEC’s website ( www.sec.gov). Copies of the Proxy Statement and other documents filed by Arcadium with the SEC may be obtained, without charge, by contacting Arcadium through its website at https://ir.arcadiumlithium.com/.

Participants in the Solicitation

Arcadium, Rio Tinto, their respective directors, executive officers and other persons related to Arcadium or Rio Tinto may be deemed to be participants in the solicitation of proxies from Arcadium’s shareholders in connection with the transaction. Information about the directors and executive officers of Arcadium and their ownership of ordinary shares of Arcadium is set forth in the sections entitled “Directors, Executive Officers And Corporate Governance” and “Security Ownership Of Certain Beneficial Owners And Management And Related Stockholder Matters” in Arcadium’s annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2023, which was filed with the SEC on February 29, 2024 and amended on April 1, 2024 and April 29, 2024, and is set forth in the sections entitled “Board of Directors ” and “Security Ownership of Arcadium Lithium plc” in its proxy statement for its 2024 annual meeting of shareholders, which was filed with the SEC on June 7, 2024, and information about the directors and executive officers of Rio Tinto and their ownership of ordinary shares of Rio Tinto is set forth in the sections entitled “Governance” and “Remuneration Report” in Rio Tinto’s Annual Report on Form 20-F, for the fiscal year ended December 31, 2023, which was filed with the SEC on February 23, 2024. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the transaction when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication and any related oral statements, may include “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements related to the proposed transaction, including financial estimates and statements as to the expected timing, completion and effects of the transaction. These forward-looking statements are based on Arcadium’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Arcadium, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target,” “project,” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the transaction and the anticipated benefits thereof. These and other forward-looking statements, as well as any related oral statements, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the transaction on anticipated terms and timing, including obtaining required shareholder and regulatory approvals, and the satisfaction of other conditions to the completion of the transaction; (ii) potential litigation relating to the transaction that could be instituted by or against Arcadium, Rio Tinto,or their respective affiliates, directors or officers, including the effects of any outcomes related thereto; (iii) the risk that disruptions from the transaction will harm Arcadium’s business, including current plans and operations; (iv) the ability of Arcadium to retain and hire key personnel; (v) potential adverse reactions or changes to business or governmental relationships resulting from the announcement or completion of the transaction; (vi) continued availability of capital and financing and rating agency actions; (vii) legislative, regulatory and economic developments affecting Arcadium’s business; (viii) general economic and market developments and conditions; (ix) certain restrictions during the pendency of the transaction that may impact Arcadium’s ability to pursue certain business opportunities or strategic transactions; (x) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as Arcadium’s response to any of the aforementioned factors; (xi) significant transaction costs associated with the transaction; (xii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiii) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction, including in circumstances requiring Arcadium to pay a termination fee or other expenses; (xiv) competitive responses to the transaction; (xv) Arcadium’s management response to any of the aforementioned factors; (xvi) the risks and uncertainties pertaining to Arcadium’s business, including those set forth in Arcadium’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed or furnished by Arcadium with the SEC; and (xvii) the risks and uncertainties that will be described in the Proxy Statement available from the sources indicated above. These risks, as well as other risks associated with the transaction, will be more fully discussed in the Proxy Statement. While the list of factors presented here is, and the list of factors to be presented in the Proxy Statement will be, considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on Arcadium’s financial condition, results of operations, credit rating or liquidity. These forward-looking statements speak only as of the date they are made, and Arcadium does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future event or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

© 2024 Arcadium Lithium. All Rights Reserved.

CONFIDENTIALITY NOTICE – This communication contains Arcadium Lithium plc’s proprietary and confidential information. It may not be copied, published, distributed, forwarded, or transmitted, in whole or in part, by any medium or in any other work without Arcadium Lithium plc’s prior written consent.

AVISO DE CONFIDENCIALIDAD – Esta comunicación contiene información confidencial y de propiedad exclusiva de Arcadium Lithium plc. No puede ser copiado, publicado, distribuido, reenviado o transmitido, en su totalidad o en parte, por ningún medio o en cualquier otro trabajo sin el consentimiento previo por escrito de Arcadium Lithium plc.

AVIS DE CONFIDENTIALITÉ – Cette communication contient des informations exclusives et confidentielles d'Arcadium Lithium plc. Elle ne peut être copiée, publiée, distribuée ou transmise, en tout ou en partie, par quelque support que ce soit ou dans tout autre travail sans le consentement écrit préalable d'Arcadium Lithium plc.

保密声明 – 本通讯包含Arcadium Lithium plc的专有和机密信息。未经Arcadium Lithium plc事先书面同意，不得通过任何媒介或任何其他作品 全部或部分复制、出版、分发、转发或传输。

Employee FAQ – 9 October 2024

Arcadium Lithium to be Acquired by Rio Tinto

1.	What was announced?

•	Arcadium Lithium has agreed to be acquired by Rio Tinto, a global leader in the mining and minerals industry, to create a bigger, more stable company with the resources, scale and expertise to invest in lithium for the long-term.

2.	Why Rio Tinto? Why now?

•	Rio Tinto approached us about the potential to bring our two companies together and it was clear that our businesses were a great long-term fit and the cash offer was compelling.

•	As part of a bigger, more diversified and financially stronger company, we will be in a better position to invest in new opportunities and navigate the market cycle.

•	Rio Tinto’s scale and complex project expertise will support the continued development of Arcadium Lithium projects globally and further guarantee the supply of lithium for our stakeholders.

3.	How did you come to a purchase price of $6.7 billion? What are the terms?

•	Rio Tinto will acquire Arcadium Lithium in an all-cash transaction for US$5.85 per share. The Transaction represents a premium of 90% to our company’s closing price of $3.08 per share on 4 October 2024, and values our outstanding share capital at approximately $6.7 billion.

•	The offer price provides our shareholders with certain cash value at a time when lithium market volatility is expected to continue for several years.

•	The all-cash transaction has been unanimously approved by both the Rio Tinto and Arcadium Lithium boards of directors, with the expectation to close in mid-2025.

•	We are confident this is a compelling cash offer that reflects a full and fair long-term value for our business and de-risks our shareholders’ exposure to the execution of our development portfolio and market volatility.

4.	Why is this offer better than Arcadium Lithium’s standalone plans communicated at its recent Investor Day?

•	We are confident this cash offer, which represents a premium of 90%, is compelling for our shareholders, and reflects a full and fair long-term value of our business and de-risks our shareholders’ exposure to the execution of our development portfolio and market volatility.

•	Rio Tinto and Arcadium Lithium have complementary footprints and deep experience in Argentina and Quebec.

•	Rio Tinto expects to establish world-class lithium hubs in both geographies, with a clear opportunity for sharing skillsets and reducing costs.

•	In addition, Rio Tinto’s proven development capabilities and diversified portfolio de-risk delivery of the value of Arcadium Lithium’s portfolio, and Rio Tinto’s financial strength will help accelerate Arcadium Lithium’s growth pipeline.

•	Arcadium Lithium customers can be even more confident of a consistent, long-term supply of lithium to meet growing demand and support the transition to a greener economy.

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© 2024 Arcadium Lithium. All rights reserved.

•	We are excited that this transaction will provide us the opportunity to accelerate and expand our strategy, for the benefit of our customers, our employees and the communities in which we operate.

5.	How does this change Arcadium Lithium’s existing expansion plans and commercial strategy?

•	We will continue to operate as independent companies until the deal closes, and do not expect any changes to our day-to-day operations.

•	No integration activities will commence until the deal closes.

•	This transaction positions Rio Tinto to become one of the market leaders in lithium mining and processing.

6.	What does this mean for Arcadium Lithium employees?

•	We will become part of one of the most stable and well-capitalized mining companies in the world, with access to their best-in-class knowledge, experience and resources.

•	Employees will benefit from the enhanced stability and diversity offered by Rio Tinto.

•	Employees will gain access to broader career opportunities within a larger, more diversified organization.

7.	How will this announcement impact my day-to-day responsibilities? What will happen to Arcadium Lithium global corporate offices?

•	Today is just the first step in the process. There are a number of approvals required and conditions that must be satisfied before the transaction is completed.

•	Until then, your day-to-day roles and responsibilities are not expected to change.

•	We will operate business as usual across the company through the completion of the transaction.

•	Additional details around the planned integration will be provided in the months ahead.

•	Rio Tinto is committed to being a lithium leader and together we will be one of the leading global suppliers of essential minerals, which will open up new opportunities for our employees.

•	We encourage you to remain focused on our current objectives and executing against our strategy.

8.	What will this mean for our compensation and benefits programs?

•	Until the transaction is completed, our current compensation and benefits programs remain in effect, subject to our ability to make changes in accordance with their terms.

•	As integration planning proceeds, we will aim to update you on any proposed changes or required actions needed after the closing of the transaction.

9.	Will there be layoffs as a result of the transaction? Is [my job/my operation/other] going to continue?

•	Rio Tinto is acquiring Arcadium Lithium because they are committed to lithium and recognize the expertise and resources that we offer.

•	This transaction is about creating a bigger, more stable company that can drive long-term growth.

•	They believe in our growth potential, and importantly, recognize the value of our talented team.

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© 2024 Arcadium Lithium. All rights reserved.

10.	Will members of the management team at Arcadium Lithium have an ongoing role at Rio Tinto?

•	Rio Tinto has shared their deep respect for our business and recognized the value of our talented team.

•	Through the completion of the transaction, our leadership across the company will remain in their current roles. Today is just day one and there is still a lot of work to be done as we move to close the transaction.

•	Additional details around the planned integration will be provided in the months ahead.

###

Additional Information and Where to Find It

In connection with the transaction, Arcadium Lithium plc (“Arcadium”) plans to file with the United States

Securities and Exchange Commission (the “SEC”) a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that Arcadium may file with the SEC and send to its shareholders in connection with the transaction. Before making any voting decision, Arcadium’s shareholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available, because they will contain important information about Arcadium and the transaction.

Arcadium’s shareholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Arcadium, free of charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and other documents filed by Arcadium with the SEC may be obtained, without charge, by contacting Arcadium through its website at https://ir.arcadiumlithium.com/.

Participants in the Solicitation

Arcadium, Rio Tinto, their respective directors, executive officers and other persons related to Arcadium or Rio Tinto may be deemed to be participants in the solicitation of proxies from Arcadium’s shareholders in connection with the transaction. Information about the directors and executive officers of Arcadium and their ownership of ordinary shares of Arcadium is set forth in the sections entitled “Directors, Executive Officers And Corporate Governance” and “Security Ownership Of Certain Beneficial Owners And Management And Related Stockholder Matters” in Arcadium’s annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2023, which was filed with the SEC on February 29, 2024 and amended on April 1, 2024 and April 29, 2024, and is set forth in the sections entitled “Board of Directors” and “Security Ownership of Arcadium Lithium plc” in its proxy statement for its 2024 annual meeting of shareholders, which was filed with the SEC on June 7, 2024, and information about the directors and executive officers of Rio Tinto and their ownership of ordinary shares of Rio Tinto is set forth in the sections entitled “Governance” and “Remuneration Report” in Rio Tinto’s Annual Report on Form 20-F, for the fiscal year ended December 31, 2023, which was filed with the SEC on February 23, 2024. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the transaction when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication and any related oral statements, may include “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements

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© 2024 Arcadium Lithium. All rights reserved.

related to the proposed transaction, including financial estimates and statements as to the expected timing, completion and effects of the transaction. These forward-looking statements are based on

Arcadium’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Arcadium, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target,” “project,” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the transaction and the anticipated benefits thereof. These and other forward-looking statements, as well as any related oral statements, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to:

(i) the completion of the transaction on anticipated terms and timing, including obtaining required shareholder and regulatory approvals, and the satisfaction of other conditions to the completion of the transaction; (ii) potential litigation relating to the transaction that could be instituted by or against Arcadium, Rio Tinto,or their respective affiliates, directors or officers, including the effects of any outcomes related thereto; (iii) the risk that disruptions from the transaction will harm Arcadium’s business, including current plans and operations; (iv) the ability of Arcadium to retain and hire key personnel; (v) potential adverse reactions or changes to business or governmental relationships resulting from the announcement or completion of the transaction; (vi) continued availability of capital and financing and rating agency actions; (vii) legislative, regulatory and economic developments affecting Arcadium’s business; (viii) general economic and market developments and conditions; (ix) certain restrictions during the pendency of the transaction that may impact Arcadium’s ability to pursue certain business opportunities or strategic transactions; (x) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as Arcadium’s response to any of the aforementioned factors; (xi) significant transaction costs associated with the transaction; (xii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiii) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction, including in circumstances requiring Arcadium to pay a termination fee or other expenses; (xiv) competitive responses to the transaction; (xv) Arcadium’s management response to any of the aforementioned factors; (xvi) the risks and uncertainties pertaining to Arcadium’s business, including those set forth in Arcadium’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed or furnished by Arcadium with the SEC; and (xvii) the risks and uncertainties that will be described in the Proxy Statement available from the sources indicated above. These risks, as well as other risks associated with the transaction, will be more fully discussed in the Proxy Statement. While the list of factors presented here is, and the list of factors to be presented in the Proxy Statement will be, considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on Arcadium’s financial condition, results of operations, credit rating or liquidity. These forward-looking statements speak only as of the date they are made, and Arcadium does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future event or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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© 2024 Arcadium Lithium. All rights reserved.